Exhibit 10.42

QEP RESOURCES, INC.
CASH INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Agreement”) is made as of _______________ (the “Effective Date”), between QEP Resources, Inc., a Delaware corporation (the “Company”), and ______________ (the “Grantee”).

1.
Grant of Performance Share Units. Subject to the terms and conditions of this Agreement and the Company’s Cash Incentive Plan (the “Plan”), the Company hereby issues to Grantee the right to receive a number of Performance Share Units calculated in the manner set forth in Appendix A hereto, based on the achievement of one or more Performance Goals that must be attained over a relevant Performance Period, and assuming a target award of ______________ Performance Share Units (the “Target Share Units”). Each Performance Share Unit actually earned and vested in accordance with this Agreement and Appendix A hereto represents the right to receive a cash payment equal to the Fair Market Value of one share of the Company’s no par value common stock (“Common Stock”), subject to Section 3 and the other terms and conditions of this Agreement. Terms not defined herein shall have the meanings ascribed to them in the Plan.

2.	Vesting; Termination of Employment; Forfeiture.
General. Except as set forth below, the Grantee will vest and become entitled to any Performance Share Units earned in accordance with this Agreement and Appendix A hereto only if the Grantee remains in the continuous employment of the Company and its Affiliates from the Effective Date through the date such earned Performance Share Units are paid in accordance with Section 3 (the “Vest Date”).

a)
Termination of Employment. If the Grantee terminates employment with the Company and its Affiliates for any reason other than death, Disability, or Retirement prior to the Vest Date, the Grantee shall forfeit any and all interest under this Agreement and shall forfeit the right to receive any Performance Share Units hereunder.

b)
Death, Disability, or Retirement. If the Grantee terminates employment with the Company and its Affiliates on account of death, Disability, or Retirement (as defined below) prior to the last day of the Performance Period, the Grantee shall receive on the Vest Date a pro rata portion of the Performance Share Units that would otherwise have been received for the Performance Period, subject to certification by the Committee, in an amount equal to the product of (x) the number of Performance Share Units that would have been earned in accordance with the provisions of Appendix A had Grantee remained in the continuous employment of the Company or its Affiliates through the last day of the Performance Period, multiplied by (y) the ratio between (i) the number of full months of employment completed from the first day of the Performance Period to the date of termination of employment and (ii) the number of full months in the Performance Period. If the Grantee terminates employment with the Company and its Affiliates on account of death, Disability, or Retirement on or after the last day of the Performance Period but before the Vest Date, the Grantee shall receive on the Vest Date the Performance Share Units that would have been earned in accordance with the provisions of Appendix A had the Grantee remained in the continuous employment of the Company or its Affiliates through the Vest Date.

“Retirement” shall mean Grantee’s voluntary termination of employment with the Company and its Affiliates on or after age 55 with at least 10 years of service; provided that such retirement occurs no earlier than 12 months after the first day of the Performance Period, or such other retirement as shall be approved by the Committee in its discretion.

3.	Payment.

a)
General. As soon as practicable after the end of the Performance Period the Committee shall determine and certify the number of Performance Share Units that have been earned in accordance with Appendix A and the terms and conditions of this Agreement. Subject to subsection (b), payment for Performance Share Units shall be made in cash on the Vest Date. The amount distributable shall be based on the average closing Company stock price for the fourth quarter of the final year of the Performance Period. All payments shall be made as soon as administratively practicable after the date on which the Committee determines and certifies the number of Performance Share Units that have been earned, but in all events in the calendar year following the calendar year in which the Performance Period ends.

b)
Payment in Shares. Notwithstanding anything in the Plan, this Agreement or in Appendix A to the contrary, in lieu of paying the Performance Share Units in cash as provided in subsection (a), the Committee may elect in its discretion to pay some or all of the Performance Share Units in the form of an equal number of actual shares of the Company’s (or its successor’s) Common Stock or other applicable securities, which shares of Common Stock or other applicable securities shall be delivered to the Grantee under the Company’s 2010 Long-Term Stock Incentive Plan (as it may be amended or restated from time to time, or, to the extent applicable, any future or successor equity compensation plan of the Company).

4.
Change in Control. Notwithstanding anything in this Agreement or in Appendix A to the contrary, upon the occurrence of a Change in Control (as defined in the Plan), for each Performance Period greater than one year that is outstanding under the Plan as of the date of the Change in Control, a payment will be made in an amount equal to the actual award that would have been earned by the Grantee under the Plan for such Performance Period, based on the level of satisfaction of the Performance Goals that was achieved for the Performance Period in which the Change in Control occurs. Solely for purposes of determining which Performance Periods are taken into account for purposes of the preceding sentence, (i) a Performance Period shall be deemed to be outstanding if the Vest Date has yet to occur for such period as of the date of the Change in Control, even if the actual Performance Period (i.e. the period over which performance is measured) has already ended, and (ii) a Performance Period shall not be deemed to be outstanding if a target award has yet to be established for such period as of the date of the Change in Control.

If the Change in Control is also a “change in control” within the meaning of Section 409A of the Internal Revenue Code (IRC), the Performance Share Units earned (if any) shall be paid on a date selected by the Committee within 30 days after the closing of the transaction that constitutes the change in control. If the Change in Control is not also a “change in control” within the meaning of Section 409A, the Company, or the successor or purchaser, as the case may be, shall make adequate provision for the assumption of the obligation to pay to the Grantee such earned and vested Performance Share Units as soon as administratively practicable in the calendar year in which such amounts would otherwise have been payable to the Grantee as described above.

5.
No Rights of a Stockholder. The Grantee shall have no voting or other rights as a stockholder of the Company with respect to this award. The Grantee’s right to receive payments earned under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

6.
Adjustments to Performance Share Units. In the event of any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, grant of warrants or rights offering to purchase Common Stock at a price materially below fair market value or other similar corporate event affecting the Common Stock, the Committee shall adjust the award issued hereunder in order to preserve the benefits or potential benefits intended to be made available under this Agreement. All adjustments shall be made in the sole and exclusive discretion of the Committee, whose determination shall be final, binding and conclusive. Notice of any adjustment shall be given to Grantee.

7.
Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by e-mail, hand delivery or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to Grantee, to his or her address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of e-mail or personal delivery, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

8.	Amendment. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and Grantee, or as approved by the Committee.

9.
Relationship to Plan. Except to the extent this Agreement provides for the discretionary stock settlement of the Target Share Units, this Agreement shall not alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall prevail, provided, however, that the terms of Section 3(b) of this Agreement shall control over any contrary provision of the Plan. Capitalized terms used in this Agreement but not defined herein shall have the meaning given such terms in the Plan.

10.
Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

11.
Waiver. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan.

12.
Entire Agreement; Binding Effect. Once accepted, this Agreement, the terms and conditions of the Plan, and the award of Performance Share Units set forth herein, constitute the entire agreement between Grantee and the Company governing such award of Performance Share Units, and shall be binding upon and inure to the benefit of the Company and to Grantee and to the Company’s and Grantee’s respective heirs, executors, administrators, legal representatives, successors and assigns.

13.
No Rights to Employment. Nothing contained in this Agreement shall be construed as giving Grantee any right to be retained in the employ of the Company or its Affiliates and this Agreement is limited solely to governing the rights and obligations of Grantee with respect to the Performance Share Units.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law principles thereof.

15.	Section 409A.

a)
The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the IRC. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the IRC, the Company shall have the right to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the IRC or to comply with the requirements of Section 409A of the IRC and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify Grantee for any failure to do so.

b)
It is not intended that any payments to be made pursuant to this Agreement would be made on account of Grantee’s “separation from service” within the meaning of Section 409A of the IRC. However, in the event that any payment is deemed to be so made, and if Grantee is a “specified employee” as defined in Section 409A on the date of such “separation from service,” then notwithstanding anything to the contrary herein, no payment shall be made prior to the earliest date on which payment may be made under Section 409A(a)(2)(B)(i) (the six month delay rule for specified employees).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GRANTEE                 QEP RESOURCES, INC.

by
[Name]                [NAME]
[TITLE]

APPENDIX A
TO THE PERFORMANCE SHARE UNIT AWARD AGREEMENT

Determination of Target Share Units
The dollar value of the award, as determined by the Committee, is denominated in Target Share Units based on the closing price of Company Common Stock on the date of the award (__________).

Performance Period
The Performance Period is __________ through __________.
Performance Goals

[INSERT]
Payout Calculation
[INSERT]